Exhibit 10.149

Countrywide Financial Corporation

Director’s Charitable Award Program

1.             PURPOSE OF THE PROGRAM

The Countrywide Financial Corporation Director’s Charitable Award Program (the ”Program”) allows each eligible Director of Countrywide Financial Corporation (the “Corporation”) to recommend that the Corporation make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the “Donee(s)”) selected by the Director, with the donation to be made in the Director’s name. The purpose of the Program is to attract highly qualified individuals to serve as Directors and recognize the interest of the Corporation and its Directors in supporting worthy educational institutions and other charitable organizations.

2.                                      ELIGIBILITY

All persons serving as Directors of the Corporation as of January 1, 2002 shall be eligible to participate in the Program. All Directors who join the Corporation’s Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board.

3.                                      RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Corporation, on a form approved by the Corporation for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Corporation donation to be made on his or her behalf. A Director may revise or revoke any such recommendation by signing a new recommendation form and submitting it to the Corporation. If donation installment payments have commenced on behalf of a retired Director, he or she may submit a new recommendation for the remaining unpaid portion only.

4.                                      AMOUNT AND TIMING OF DONATION

Each eligible Director may choose one organization to receive a Corporation donation of $1,000,000, or up to four organizations to receive donations aggregating $1,000,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Corporation in ten equal annual installments, with the first installment to be made at the earlier of ten years after the Director’s retirement from the Board or at the Board member’s death. Subsequent donation installments will be made on or about July 1 of each year. If a Director recommends more than one organization to receive a donation, each organization will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportion as the total donation amount has been allocated among the organizations by the Director.

5.                                      DONEES

In order to be eligible to receive a donation, a recommended organization must initially, and at the time each donation installment is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code, and be reviewed and approved by the Corporation. A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Corporation. If an organization recommended by a Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation, the amount recommended to be donated to the organization will instead be donated to the Director’s remaining recommended qualified Donee(s) on a prorated basis. If none of the recommended organizations qualify, the donation will be made to an organization(s) selected by the Corporation.

As each recommended organization is subject to approval prior to the time each donation installment is to be made, there is no contractual obligation on behalf of the Corporation to continue the donation installments once they have commenced. In addition, the Corporation retains the right not to grant the donation recommended for any ineligible organization to another qualified organization.

6.                                      VESTING

A Director will be fully vested in the Program: (a) upon the completion of five years of service as a Director, (b) in the event he or she terminates service due to death, disability, or other circumstances as deemed appropriate by the Board, or (c) if there is a Change of Control of the Company. For a Director who is not fully vested, the donation amount will be determined in accordance with the following schedule:

VESTING DATE	DONATION AMOUNT

Completion of one year of Board service	$200,000

Completion of two years of Board service	400,000

Completion of three years of Board service	600,000

Completion of four years of Board service	800,000

Completion of five years of Board service	1,000,000

For persons serving as Directors as of January 1, 2002, Board service prior to January 1, 2002 will be counted as vesting service.

7.                                      FUNDING AND PROGRAM ASSETS

The Corporation may fund the Program or it may choose not to fund the Program. If the Corporation elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Corporation identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Corporation. If the Corporation elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.                                      AMENDMENT OR TERMINATION

The Board of Directors of the Corporation may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.

9.                                      ADMINISTRATION

The Program shall be administered by the Corporation’s Compensation Committee (the “Committee”). The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.                               CHANGE IN CONTROL

If there is a Change in Control of the Corporation, all participants serving as Directors at the time of the Change in Control shall become immediately vested in the Program, and, notwithstanding the provisions of Section 8, the Program shall not thereafter be amended or terminated with respect to any person participating in the Program at the time of the Change in Control. For the purpose of the Program, the term “Change in Control” shall have the same meaning as is defined for that term in the Countrywide Financial Corporation Change in Control Severance Plan.

11.                               GOVERNING LAW

The Program shall be construed and enforced according to the laws of the State of California, and all provisions thereof shall be administered according to the laws of said State.

12.                               EFFECTIVE DATE

The Program effective date is January 1, 2002. The recommendation of a Director will not be effective until he or she completes the Program enrollment requirements.

FIRST AMENDMENT
TO THE
COUNTRYWIDE FINANCIAL CORPORATION
DIRECTOR’S CHARITABLE AWARD PROGRAM

This First Amendment to the Director’s Charitable Award Program (the “Program”) dated as of June 13, 2007 is made by Countrywide Financial Corporation (the “Corporation”).

WHEREAS, the Corporation wishes to amend the Program, which became effective on January 1, 2002, to limit participation to current participants.

NOW, THEREFORE, the Corporation hereby amends the Program, pursuant to Section 8 thereof, to limit participation in the Program to the current participants and eliminate the eligibility of future Directors to participate in the Program, effective as of June 13, 2007.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed as of the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Marshall M. Gates
Marshall M. Gates
Senior Managing Director, Chief Administrative
Officer